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TRACY SKEANS ELECTED TO BROWN-FORMAN BOARD OF DIRECTORS

Louisville, KY, March 21, 2018 - Brown-Forman Corporation (NYSE: BFA, BFB) announced that Tracy Skeans has been elected to the company’s Board of Directors, effective today.

Skeans is Chief Transformation and People Officer of Yum! Brands, Inc. (NYSE: YUM), one of the world’s largest restaurant companies with more than 45,000 KFC, Pizza Hut and Taco Bell restaurants in more than 135 countries and territories. She leads Yum! Brands’ global business transformation and people capability strategies.

Skeans has a strong track record of business leadership at Yum! Brands. Prior to assuming her current position, Skeans was President of Pizza Hut International, which at the time, was a business with more than 5,900 restaurants across more than 85 countries. Before that, Skeans served as Chief People Officer of Pizza Hut Global.

“Tracy brings a wealth of multi-functional global business experience to the Brown-Forman board,” said Brown-Forman Board Chairman Geo. Garvin Brown IV. “We’re delighted to welcome her to the board and believe she will provide significant contributions as we continue to grow around the world.”

Skeans spent her early career in roles including strategic planning, asset development and finance at Pizza Hut. Prior to joining Yum! Brands in 2000, Skeans worked in an international treasury role at Union Switch & Signal, a leading global developer of equipment for light rail systems, and as a senior auditor with Price Waterhouse LLP. Skeans is a member of the Board of Directors of the Women’s Foodservice Forum (WFF), the premier leadership development organization to advance women in the foodservice industry.

The election of Skeans increases the number of directors on Brown-Forman’s Board to 14.

For almost 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s & Cola, Jack Daniel’s Tennessee Honey, Jack Daniel’s Tennessee Fire, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Korbel, el Jimador, Woodford Reserve, Old Forester, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, Chambord, BenRiach, GlenDronach and Slane. Brown-

Forman’s brands are supported by nearly 4,700 employees and sold in more than 165 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

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